Exhibit 4.10

AMENDMENT NUMBER 1 TO
SECURITY AGREEMENT

THIS AMENDMENT AGREEMENT (the “Amendment”) is entered into as of July 14, 2006, between Airbee Wireless (India) Pvt. Ltd., an India corporation (the “Company”), and MONTGOMERY EQUITY PARTNERS, LTD. a Cayman Islands exempted corporation (the “Secured Party”).

WHEREAS, the Company and Secured Party are parties to a certain Security Agreement dated as of December 29, 2005 (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement as set forth below.

NOW, THEREFORE, it is agreed:

I.	Amendments.

A. As a result of a typographical error, the introductory paragraph of the Agreement references Cornell Capital Partners, LP as the Secured Party. Inasmuch as it has always been the intention of the parties to reference Montgomery Equity Partners, Ltd. as the Secured Party rather than Cornell Capital Partners, LP, the introductory paragraph of the Agreement is hereby deleted in its entirety and the following language shall replace said introductory paragraph of the Agreement:

“THIS SECURITY AGREEMENT (the “Agreement”), is entered into and made effective as of December 29, 2005, by and between Airbee Wireless (India) Pvt. Ltd., an India corporation with its principal place of business at 92 Dr. Natesan Road, Mylapor, Chennai 600014, India (the “Company”), and Montgomery Equity Partners, Ltd. (the “Secured Party”).”

II.	Miscellaneous.

A.	Except as provided hereinabove, all of the terms and conditions contained in the Agreement shall remain unchanged and in full force and effect.

B.	This Amendment is made pursuant to and in accordance with the terms and conditions of the Agreement.

C.	All capitalized but not defined terms used herein shall have those meanings ascribed to them in the Agreement.

D.	All provisions in the Agreement and any amendments, schedules or exhibits thereto in conflict with this Amendment shall be and hereby are changed to conform to this Amendment.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY: AIRBEE WIRLESS (INDIA) Pvt. Ltd.

By:	/s/ Sundaresan Raja
Name Sundaresan Raja
Title: Director

MONTGOMERY EQUITY PARTNERS, LTD.
By: Yorkville Advisors LLC
Its: General Partner

By:	/s/ Robert Press
Name Robert Press
Title: Portfolio Manager